                                                                      EXHIBIT 11


Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration Statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Sefton Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
200 Eats Randolph Drive
Chicago, Illinois
April 27, 1998